Exhibit 10.2
WASHINGTON GAS LIGHT COMPANY
DEFINED CONTRIBUTION
RESTORATION PLAN
Effective as of January 1, 2010

ARTICLE I PURPOSE	1

1.1 Establishment and Purpose	1

ARTICLE II DEFINITIONS	1

2.1 Account	1
2.2 Base Pay	1
2.3 Base Pay Matching Credit	1
2.4 Base Pay Restoration Credit	1
2.5 Beneficiary(ies)	1
2.6 Board	1
2.7 Change in Control	2
2.8 Code	2
2.9 Company	2
2.10 Disability	2
2.11 Eligible Employee	2
2.12 Employee	2
2.13 ERISA	2
2.14 Measurement Funds	2
2.15 Participant	2
2.16 Plan	3
2.17 Plan Administrator	3
2.18 Plan Year	3
2.19 Savings Plan	3
2.20 Termination of Employment	3
2.21 Unforeseeable Emergency	3
2.22 Years of Service	3

ARTICLE III ADMINISTRATION	3

3.1 Plan Administrator	3
3.2 Duties	3
3.3 Agents	4
3.4 Binding Effect of Decisions	4

ARTICLE IV PARTICIPATION	4

4.1 Commencement of Participation	4
4.2 Termination of Participation	4

ARTICLE V BENEFITS	4

5.1 Base Pay Matching Credit	4
5.2 Base Pay Restoration Credit	4
5.3 Vesting	5

ARTICLE VI PARTICIPANT ACCOUNT	6

6.1 Establishment and Crediting of Account	6
6.2 Investment of Accounts	6

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6.3 Valuation of Account	7
6.4 Statement of Account	7
6.5 Separate Accounting	7

ARTICLE VII PAYMENTS TO PARTICIPANTS	7

7.1 Time and Form of Payment	7
7.2 Valuation of Payments	8
7.3 Withholding Taxes	8
7.4 Effect of Payment	8
7.5 Delay of Payment for Specified Employees	8

ARTICLE VIII CLAIMS PROCEDURES	8

8.1 Claim for Benefits	8
8.2 Notice of Denial	9
8.3 Review of Claim	9
8.4 Decision After Review	9
8.5 Legal Action	10
8.6 Discretion of the Plan Administrator	10

ARTICLE IX MISCELLANEOUS	10

9.1 Unfunded Status of Plan	10
9.2 Nonalienation of Benefits	10
9.3 No Contract of Employment	10
9.4 No Limitation on Company Actions	10
9.5 No Liability for Action or Omission	11
9.6 Designation of Beneficiary	11
9.7 Payments to Minors, Etc.	11
9.8 Code Section 409A	11
9.9 Applicable Law and Construction	11
9.10 Severability of Provisions	11
9.11 Headings and Captions	12
9.12 Gender and Number	12
9.13 Notice	12
9.14 Amendment and Termination	12
9.15 Successors	12

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WASHINGTON GAS LIGHT COMPANY
DEFINED CONTRIBUTION
RESTORATION PLAN
ARTICLE I
Purpose
     1.1 Establishment and Purpose. The Company established the Plan effective January 1, 2010 to provide a select group of management and highly compensated employees of the Company with supplemental retirement benefits. The Company intends that the Plan constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1). All provisions of the Plan shall be interpreted and administered to the extent possible in a manner consistent with the stated intentions. Capitalized terms, unless otherwise defined herein, shall have the meaning provided in Article II.
ARTICLE II
Definitions
     For ease of reference, the following definitions will be used in the Plan:
     2.1 Account. “Account” means the unfunded bookkeeping account maintained on the books of the Company used solely to calculate the amount payable to each Participant who is otherwise entitled to a benefit under ARTICLE V and shall not constitute a separate fund of assets.
     2.2 Base Pay. “Base Pay” means a Participant’s base salary as in effect from time to time during a Plan Year as shown on the Company’s payroll records. Without limiting the generality of the foregoing, Base Pay does not include bonuses or incentive compensation, non-cash compensation or other non-base compensation.
     2.3 Base Pay Matching Credit. “Base Pay Matching Credit” means an amount credited to a Participant’s Account by the Company for the benefit of the Participant pursuant to Section 5.1.
     2.4 Base Pay Restoration Credit. “Base Pay Restoration Credit” means an amount credited to a Participant’s Account by the Company for the benefit of the Participant pursuant to Section 5.2.
     2.5 Beneficiary(ies). “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under this Plan in the event of the Participant’s death.
     2.6 Board. “Board” means the Board of Directors of Washington Gas Light Company.

     2.7 Change in Control. “Change in Control” means a Change in Control pursuant to the terms of the Washington Gas Light Company Change in Control Policy, which is incorporated by reference herein.
     2.8 Code. “Code” means the Internal Revenue Code of 1986, as amended.
     2.9 Company. “Company” means Washington Gas Light Company, a Virginia and District of Columbia corporation, and any successor to all, or substantially all, of the Company’s assets or business.
     2.10 Disability. “Disability” means, to the extent consistent with Code section 409A, a physical or mental condition which prevents an Employee from engaging in any substantially gainful activity as determined by the Company’s Medical Director provided such disability is expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     2.11 Eligible Employee. “Eligible Employee” means any Employee (i) who is not a participant in the Washington Gas Light Company Supplemental Executive Retirement Plan and (ii) whose Base Pay for a Plan Year exceeds the Code section 401(a)(17) limit.
     2.12 Employee. “Employee” means any person who receives salary, wages or commissions from the Company and whose wages from the Company are subject to withholding for purposes of federal income taxes and the Federal Insurance Contribution Act, as determined by the Plan Administrator.
     2.13 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
     2.14 Measurement Funds. “Measurement Funds” means the investment alternatives offered under the Savings Plan unless the Plan Administrator takes an affirmative action, in its sole discretion, to discontinue, substitute, or modify such investment alternatives solely for purposes of this Plan. Notwithstanding the foregoing, the WGL Holdings, Inc. Stock Fund and the Stable Value Fund offered under the Savings Plan shall not constitute Measurement Funds for purposes of the Plan. Measurement Funds are used solely to calculate the notional earnings that are credited to each Participant’s Account(s) in accordance with Section 6.2 below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of WGL Holdings, Inc., the Company or any affiliate thereof. Unless the Plan Administrator otherwise determines in its discretion, any addition, removal or replacement of investment funds under the Savings Plan shall automatically result in a corresponding change to the Measurement Funds hereunder.
     2.15 Participant. “Participant” means an individual described in Section 4.1 or a former Employee who has an Account that is not fully distributed.

     2.16 Plan. “Plan” means this Plan, entitled the Washington Gas Light Company Defined Contribution Restoration Plan, as amended from time to time hereafter.
     2.17 Plan Administrator. “Plan Administrator” means the plan administrator appointed by the Board to administer the Plan pursuant to Section 3.1 (or, where the context so requires, any delegate of the Plan Administrator).
     2.18 Plan Year. “Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.
     2.19 Savings Plan. “Savings Plan” means the Washington Gas Light Company Savings Plan, as amended from time to time.
     2.20 Termination of Employment. “Termination of Employment” means a Participant’s “separation from service” with the Company within the meaning of Code section 409A and the regulations and rulings promulgated thereunder.
     2.21 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to a Participant or the Participant’s spouse, Beneficiary or dependents within the meaning of Code section 409A(a)(2)(B)(ii) and the regulations and rulings promulgated thereunder.
     2.22 Years of Service. “Years of Service” means the total number of years that a Participant has been employed by the Company as determined in accordance with the Savings Plan and Treasury Regulation section 1.410(a)-7 as of any determination date.
ARTICLE III
Administration
     3.1 Plan Administrator. The Plan shall be administered by a committee that is comprised of the members of the Retirement Board appointed by the Company’s Board of Directors with respect to the Washington Gas Light Company Employees’ Pension Plan, or such other committee or persons as are selected from time to time by the Board of Directors (the “Committee”). The Plan Administrator may delegate any of its duties to such other person or persons from time to time as it may designate. Members of the Committee may participate in the Plan; however, any individual serving on the Committee shall not vote or act on any matter relating solely to himself or herself.
     3.2 Duties. The Plan Administrator shall have the sole discretion to construe and interpret all provisions of the Plan and, to the extent permitted by Code section 409A, the Plan Administrator is authorized to remedy any errors, inconsistencies or omissions, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, and to make any determinations and calculations necessary or appropriate hereunder. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the Participant is entitled to them, except as reserved to the Human

Resources Committee of the Board under Section 7.1(c). The Company shall pay all expenses and liabilities incurred in connection with Plan administration.
     3.3 Agents. The Plan Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Plan Administrator’s responsibilities. The Plan Administrator, the Company and the Board may rely upon the advice, opinions or valuations of any such persons.
     3.4 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan. Neither the Plan Administrator, its delegates, nor the Board shall be personally liable for any good faith action, determination or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination or interpretation.
ARTICLE IV
Participation
     4.1 Commencement of Participation. Each Eligible Employee shall become a Participant upon the date the Plan Administrator credits a Base Pay Matching Credit or a Base Pay Restoration Credit to an Account on behalf of the Eligible Employee.
     4.2 Termination of Participation. If the Plan Administrator determines in good faith that a Participant is no longer an Eligible Employee, such Employee shall no longer be eligible to receive any Base Pay Matching Credits or Base Pay Restoration Credits, and the terms of this Plan shall continue to govern until amounts previously credited to the Participant’s Account are paid in full.
ARTICLE V
Benefits
     5.1 Base Pay Matching Credit. An Eligible Employee who has elected to defer any portion of his or her Base Pay under the Savings Plan as of the first day of a Plan Year shall be entitled to receive a Base Pay Matching Credit commencing the first pay period that the aggregate amount of the Participant’s Base Pay paid to date for the Plan Year exceeds the Code section 401(a)(17) limit and each pay period thereafter in the Plan Year. The Base Pay Matching Credit shall equal 4% of the portion of the Participant’s Base Pay for the pay period that, when aggregated with Participant’s Base Pay paid to date for the Plan Year, exceeds the Code section 401(a)(17) limit.
     5.2 Base Pay Restoration Credit. An Eligible Employee who is not currently accruing a benefit in the Washington Gas Light Company Employees’ Pension Plan shall be entitled to receive a Base Pay Restoration Credit commencing the first pay period that the aggregate amount of the Participant’s Base Pay paid to date for the Plan Year exceeds the Code section 401(a)(17) limit and each pay period thereafter in the Plan Year. The amount of the Base Pay Restoration Credit shall be calculated by multiplying the percentage attributable to the Participant’s Years of Service as of the December 31 of the previous Plan Year in accordance with table set forth in this Section 5.2, by the portion of Participant’s Base Pay for the pay period that, when aggregated with Participant’s Base Pay paid to date for the Plan Year, exceeds the Code section 401(a)(17) limit.

Percentage of
Years of Service	Annual Compensation
Less than 5	4.00%
5 to 9	5.00%
10 to 14	5.50%
15 or more	6.00%
     5.3 Vesting.
     (a) General. A Participant’s Account shall be 100% vested at all times.
     (b) Exceptions.
     (i) Company Initiated Termination. The provisions of Section 5.3(a) shall not apply if a Participant’s Termination of Employment occurs as a result of a Company-initiated action. In such event, the Participant’s vested interest in his Account balance shall be calculated in accordance with the following schedule:

Years
of
Service	Vested Percentage
1	20%
2	40%
3	60%
4	80%
5	100%

     (ii) Misconduct. Notwithstanding any Plan provision to the contrary, if a Participant willfully performs any act or willfully fails to perform any act of material importance to the Company, that may result in material discredit or substantial detriment to the Company, then upon a majority vote of the Board, such Participant and any Beneficiary of such individual shall forfeit any benefit payments owing on and after the date fixed by the Board and the Company shall have no further obligation under this Plan to such Participant or any Beneficiary. If a Participant to which this Section applies received payment of his or her Account pursuant to Section 7.1, then the Participant or his Beneficiary shall return to the Company a proportionate share of such payment calculated as follows:
The payment amount shall be multiplied by a fraction, the numerator of which is the number of full years and months which elapsed from the time of the payment to the time of the willful act or failure to act described above, and the denominator of which is the number of full years and months of the Participant’s life expectancy determined as of the time of the payment.
ARTICLE VI
Participant Account
     6.1 Establishment and Crediting of Account. The Plan Administrator will establish notional accounts for each Participant as the Plan Administrator deems necessary or advisable from time to time. The Plan Administrator will establish a Participant’s Account at the time the Company first credits a Base Pay Matching Credit or a Base Pay Restoration Credit to the Account. The Plan Administrator shall, to the extent possible, credit Base Pay Matching Credits and Base Pay Restoration Credits to Participant Accounts on a per pay period basis. Each Account shall be credited as appropriate with notional earnings and reduced for notional losses or distributions from the Account.
     6.2 Investment of Accounts. Participants may allocate the credits to their Account among the various Measurement Funds under procedures adopted by the Plan Administrator. In default of such designation, credits to a Participant’s Account shall be allocated to the Measurement Fund(s) that serves as the default investment option in the Savings Plan, unless the Plan Administrator makes an affirmative election otherwise in its sole discretion. A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund. Notwithstanding that the rates of return credited to a Participant’s Accounts are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under this Plan in such Measurement Funds or in any other investment funds. Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the Measurement Funds to which his or her Account is deemed to be allocated.
     6.3 Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 6.2, less any amounts theretofore deducted from such Account.
     6.4 Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.
     6.5 Separate Accounting. If and to the extent required for the proper administration of the Plan, the Plan Administrator may segregate a Participant’s Account into subaccounts on the books and records of the Plan, all of which subaccounts shall, together, constitute the Participant’s Account.
ARTICLE VII
Payments to Participants
     7.1 Time and Form of Payment. The vested portion of a Participant’s Account will be distributed upon the first to occur of the Participant’s Separation from Service, Disability or the occurrence of an Unforeseeable Emergency.
     (a) Separation from Service. Distributions due to Separation from Service will be paid in a lump sum to the Participant on the first day of the seventh month following the Participant’s Termination of Employment, or, if earlier, within 30 days following the Participant’s death. In the event of death, the vested portion of a Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary.
     (b) Disability. Distributions due to a Disability will be paid in a lump sum 30 days following the occurrence of the Disability.
     (c) Unforeseeable Emergency. In the event that the Human Resources Committee of the Board, upon written request of a Participant, determines that the Participant has suffered an Unforeseeable Emergency, the Participant will be paid from his or her Account, within 30 days following such determination, an amount necessary to meet the emergency (determined in a manner consistent with Section 409A), plus amounts necessary to pay taxes reasonably anticipated because of the distribution.
Notwithstanding the foregoing, if a payment is not made on the designated payment date, the payment shall be made by December 31 of the calendar year in which the designated payment date occurs or, if later, on or before the 15th day of the third month following the designated payment date. Any payment that complies with this Section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of payment.
     7.2 Valuation of Payments. Benefits shall be payable in an amount equal to the balance credited to the Participant’s Account as of the most recent business day immediately preceding the date of the actual distribution, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.
     7.3 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
Notwithstanding the foregoing, to the extent permitted by Code section 409A, the Plan Administrator, in its sole discretion, may accelerate the time of payment if a Participant is subject to tax under the Federal Insurance Contribution Act (FICA) before distributions are to be made under the Plan to pay the FICA tax imposed under section 3101 of the Code, section 3121(a) of the Code, and section 3121(v)(2) of the Code, or to pay the income tax at source on wages imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 of the Code wages and taxes. Any payment distributed pursuant to this Section must not exceed the aggregate FICA and related tax amount permitted under section 409A of the Code.
     7.4 Effect of Payment. The full payment of the vested portion of a Participant’s Account shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.
     7.5 Delay of Payment for Specified Employees. Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a “specified employee” within the meaning of Code section 409A as of the date of such Participant’s Termination of Employment, no distribution under this Plan may occur before the date which is six months after the date of such Participant’s Termination of Employment (or, if earlier, the date of the Participant’s death).
ARTICLE VIII
Claims Procedures
     8.1 Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied,

the Plan Administrator, or its delegate, shall so notify the claimant within 90 days after receipt of the claim. If the Plan Administrator determines that an extension is necessary, the Plan Administrator will notify the claimant within the initial 90-day period that the Plan Administrator needs up to an additional 90 days to review the claim. In the case of a claim for disability benefits, the Plan Administrator shall notify the claimant within 45 days after the claim is received unless the Plan Administrator determines that an extension of time for processing is required due to matters beyond the control of the Plan, in which case written notice of the extension shall be furnished to the claimant prior to termination of the original 45-day period. Such extension shall not exceed 30 days from the end of the initial period. If, prior to the end of the first 30-day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, an additional extension of time for processing is required, written notice of a second 30-day extension shall be furnished to the claimant prior to termination of the first 30-day extension.
     8.2 Notice of Denial. The notice of denial shall be written in a manner calculated to be understood by the claimant and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. In the case of a claim for disability benefits, the notification shall also advise the claimant whether the Plan Administrator’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment. The decision or action of the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 8.3 hereof.
     8.3 Review of Claim. Within 60 days after the receipt by the claimant of notice of denial of a claim, the claimant may (a) file a request with the Plan Administrator that it conduct a full and fair review of the denial of the claim, (b) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (c) submit questions and comments to the Plan Administrator in writing.
     8.4 Decision After Review. Within 60 days after the receipt of a request for review under Section 8.3, the Plan Administrator, or its delegate, shall deliver to the claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the 60-day period shall be extended to 120 days upon notice to that effect to the claimant. The decision shall be written in a manner calculated to be understood by the claimant and shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

In the case of a claim for disability benefits, the notice shall set forth: (1) whether the Plan Administrator’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment; and (2) the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
     8.5 Legal Action. A claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.
     8.6 Discretion of the Plan Administrator. All interpretations, determinations and decisions of the Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
ARTICLE IX
Miscellaneous
     9.1 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company. The Company shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company.
     9.2 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant under the Plan shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Plan.
     9.3 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
     9.4 No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

     9.5 No Liability for Action or Omission. Neither the Company, the Plan Administrator nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.
     9.6 Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Plan Administrator in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant’s estate.
     9.7 Payments to Minors, Etc.. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall be a complete discharge of any liability for such payment amount.
     9.8 Code Section 409A. The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code section 409A and shall be interpreted to meet the requirements of Code section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Plan to fail to satisfy Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.
     9.9 Applicable Law and Construction. This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable Federal law, including Code section 409A, and to the extent not preempted by Federal law, this Plan shall be governed by, construed, and administered in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflict of laws.
     9.10 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid and unenforceable, had not been included.

     9.11 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
     9.12 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
     9.13 Notice. Any notice or filing required or permitted under the Plan shall be sufficient if in writing and if (i) hand-delivered or sent by telecopy, (ii) sent by registered or certified mail, or (iii) sent by nationally-recognized overnight courier. Such notice shall be deemed given as of (i) the date of delivery if hand-delivered or sent by telecopy, (ii) as of the date shown on the postmark on the receipt for registration or certification, if delivery is by mail, or (iii) on the first business day after dispatch, if sent by nationally-recognized overnight courier.
     9.14 Amendment and Termination. The Plan may be amended, suspended, or terminated at any time (in whole or in part) by the Company in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Account determined as of the effective date of such amendment. In addition, the Plan, may be amended at any time and in any respect by the Company (and/or its operation modified by the Plan Administrator) if and to the extent recommended by Company counsel in order to conform to the requirements of Code section 409A and regulations thereunder or to any other Code section or regulation that bears on the tax-deferred character of the benefits provided hereunder. In the event of any suspension or termination of the Plan (or any portion thereof), payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code section 409A and regulations thereunder).
     9.15 Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
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